EXHIBIT 99.2

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E November 17, 2005	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358
Deluxe Names Interim CEO, Ronald Eilers and New Chairman, Stephen Nachtsheim	Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

St. Paul, Minn. –Deluxe Corporation (NYSE: DLX) announced today that Ronald E. Eilers has been named interim chief executive officer, succeeding Lawrence J. Mosner, effective immediately. Deluxe previously announced that Mosner planned to retire in 2005, both as the Company’s chief executive officer and chairman of its board of directors. Since then, the board has been engaged in a search of internal and external candidates to succeed Mosner. Eilers, President and Chief Operating Officer of Deluxe, was a candidate for the CEO position but a few months ago removed himself from consideration for personal reasons. Eilers joined Deluxe in 1988 and has served as president and chief operating officer and a member of the board of directors since May, 2000.

In other news, the board of directors indicated that with Mosner’s retirement, the positions of CEO and chairman have been separated to allow Eilers to focus on day-to-day operations. Stephen P. Nachtsheim has been elected to the position of non-executive chairman of the board. Nachtsheim has served as a director of the Company since 1995 and as Lead Independent Director since 2003. He was a corporate vice president of Intel Corporation and co-director of Intel Capital prior to his retirement in 2001.

“Ron’s background and experience make him an excellent choice to be the interim CEO,” Nachtsheim said. “He is committed to working with and supporting the new CEO once that person is named.” Nachtsheim went on to say, “Deluxe has a proud 90-year history with a strong culture of quality, service, innovation, and a dedicated commitment to its clients, customers, employees and shareholders. The board is confident that Ron and Deluxe’s leadership team will continue to lead the business successfully.

“I want to thank Larry Mosner for the outstanding leadership that he provided in his ten years at Deluxe and especially as Deluxe’s chairman and CEO during the past five years,” Nachtsheim continued. “Larry has been a strong champion for all of Deluxe’s constituents and a true role-model in the area of corporate governance.”

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

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